UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) September 19, 2013

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure contained in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On September 19, 2013, Arthur J. Gallagher & Co. (“Gallagher”) entered into the Credit Agreement, as defined below in Item 2.03 of this Current Report on Form 8-K. The Credit Agreement replaced and resulted in the termination of Gallagher’s $500.0 million revolving credit facility, dated as of July 15, 2010, which was scheduled to expire on July 14, 2014 (the “Previous Credit Agreement”). A summary of the material terms of the Previous Credit Agreement is set forth in Note 5 to the consolidated financial statements contained in Part I, Item 1 of Gallagher’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, under the heading “Credit Agreement,” which description is incorporated herein by reference.

At the time of its termination, all indebtedness, liabilities and obligations outstanding under the Previous Credit Agreement were fully paid and satisfied, except for approximately $15.2 million of letters of credit, which became letters of credit under the Credit Agreement. Gallagher incurred no early termination penalties or fees in connection with the termination of the Previous Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Also on September 19, 2013, Gallagher entered into a new unsecured multicurrency credit agreement (the “Credit Agreement”) with Bank of Montreal, as administrative agent (“BMO”), and the other lenders signatory thereto. The Credit Agreement, which expires on September 19, 2018, provides for a revolving credit commitment of up to $600.0 million, of which $75.0 million may be used for issuances of standby or commercial letters of credit and up to $50.0 million may be used for the making of swing loans (as defined in the Credit Agreement). Gallagher may from time to time request, subject to certain conditions, an increase in the revolving credit commitment under the Credit Agreement up to a maximum aggregate revolving credit commitment of $850.0 million. As of September 19, 2013, there were $150.7 million in borrowings outstanding under the Credit Agreement (including the $15.2 million of letters of credit transferred from the Previous Credit Agreement).

The Credit Agreement provides that Gallagher may elect that each borrowing in U.S. dollars be either base rate loans or eurocurrency loans, each as defined in the Credit Agreement. However, the Credit Agreement provides that all loans denominated in currencies other than U.S. dollars will be eurocurrency loans. Interest rates on base rate loans and outstanding drawings on letters of credit in U.S. dollars under the Credit Agreement will be based on the base rate, as defined in the Credit Agreement. Interest rates on eurocurrency loans or outstanding drawings on letters of credit in currencies other than U.S. dollars under the Credit Agreement will be based on adjusted LIBOR, as defined in the Credit Agreement, plus a margin of 0.85% to 1.45%, depending on the financial leverage ratio maintained by Gallagher. Interest rates on swing loans will be based, at the election of Gallagher, on either the base rate or an alternate rate that may be quoted by BMO. The annual facility fee related to the Credit Agreement will be between 0.15% and 0.30% of the revolving credit commitment, depending on the financial leverage ratio maintained by Gallagher.

In addition to financial leverage ratio covenants, the Credit Agreement also includes covenants requiring Gallagher to maintain specified levels of net worth. The Credit Agreement also includes customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults. Several of Gallagher’s wholly-owned subsidiaries are co-obligors under the Credit Agreement.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, filed herewith as Exhibit 4.1.

Item 9.01.	Financial Statements and Exhibits.

4.1	Multicurrency Credit Agreement, dated as of September 19, 2013, among Arthur J. Gallagher & Co., the other borrowers party thereto, the lenders party thereto, Bank of Montreal, as administrative agent, BMO Capital Markets, as joint lead arranger and joint book runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank N.A., Barclays Bank PLC, and J.P. Morgan Securities LLC, as joint lead arrangers, joint book runners and co-syndication agents, and U.S. Bank National Association, as documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: September 20, 2013	/s/ WALTER D. BAY
Walter D. Bay
Vice President, General Counsel and Secretary (duly authorized officer)